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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                          Commission File Number 0-4723

                                  FARR COMPANY
             (Exact name of registrant as specified in its charter)

                      2201 PARK PLACE, EL SEGUNDO, CA 90245
                                 (310) 727-6300

       (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                     COMMON STOCK, $0.10 PAR VALUE PER SHARE

            (Title of each class of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)   /X/      Rule 12h-3(b)(1)(ii)  / /
                 Rule 12g-4(a)(1)(ii)  / /      Rule 12h-3(b)(2)(i)   / /
                 Rule 12g-4(a)(2)(i)   / /      Rule 12h-3(b)(2)(ii)  / /
                 Rule 12g-4(a)(2)(ii)  / /      Rule 15d-6            / /
                 Rule 12h-3(b)(1)(i)   / /

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Farr Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 8, 2000                By:  /s/ STEPHEN E. PEGG
                                       -------------------
                                       Name:  Stephen E. Pegg
                                       Title:  Senior Vice President, Chief
                                       Financial Officer

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         Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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